UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2007

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 28, 2007, Hypercom Corporation ("Hypercom" or the "Company") announced a reconfiguration of the Company’s global sales and marketing organizations, which is expected to result in a net reduction of 14 marketing and sales personnel with employee severance costs estimated at less than $500,000. Such severance costs are expected to be recorded in the Company’s financial statements for the second quarter ended June 30, 2007. A copy of Hypercom’s press release concerning the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, on June 29, 2007, Hypercom announced its intention to outsource its manufacturing and consolidate its software, repair and maintenance functions globally. Pursuant to this restructuring plan, the Company is undertaking the following initiatives:

• Outsourcing the Company’s manufacturing requirements to third-party contract manufacturers, including supply chain, production, assembly, and testing presently performed in Shenzhen, China and in Atibaia, Brazil. Transitioning of the Company’s entire manufacturing operations in Shenzhen, China to its third-party manufacturing partner’s locations is expected to occur during 2007 and 2008. The Company expects to wind-down its direct product manufacturing operations in Brazil effective the end of September 2007;

• Consolidating global software development activities to Singapore, Latvia, and India, reducing similar activities now performed in the US and Sweden, which is currently underway and expected to be completed in the second half of 2008;

• Relocating US service and repair operations from Phoenix, Arizona to Hermosillo, Mexico, which has been completed;

• Reorganizing and reducing the manufacturing and operations management team in Phoenix consistent with the move to third-party contract manufacturing, which is expected to occur during 2007 and 2008; and

• Selling the Phoenix, Arizona facility and adjacent land as a result of the reduction of Phoenix-based development, repair, and manufacturing personnel and moving the Phoenix headquarters to smaller, more appropriate space. This sale transaction has been completed.

The Company issued a press release concerning the restructuring plan, a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Company expects, in its second quarter 2007 financial statements, to record charges to cover costs associated with severance, inventory, certain tax-related items as well as other items, and to record a gain on the sale of its Phoenix property. In addition the Company expects to record charges associated with additions to its current inventory reserve to recognize market uncertainty about the level of future demand for products that are non-compliant with PCI PED security requirements. These items are currently being addressed as part of the closing of the financial reports for the second quarter ended June 30, 2007, and will be disclosed during the financial results conference call for the second quarter, expected to be held in early August 2007.

At this time, the Company is not able in good faith to make a determination of an estimate or range of estimates of amounts to be incurred for each major type of cost nor the future cash expenditures associated therewith as required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8−K. The Company will file one or more amendments to this Form 8−K, as necessary, after it makes a determination of such amounts.

Item 2.06 Material Impairments.

With respect to the items discussed in Item 2.05 above, the Company and its auditors may conclude that one or more material charges for impairment to the Company’s assets is required under generally accepted accounting principles. The Company will file one or more amendments to this Form 8−K, as necessary, to provide an estimate of the amount or range of amounts of any such impairment charges after it has been finally determined.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Hypercom has eliminated the position of Jonatan Schmidt, a named executive officer of the Company who had served as the Company’s Chief Scientist and Technology Officer, and Mr. Schmidt’s employment with the Company ended effective June 29, 2007. Hypercom and Mr. Schmidt are currently in discussions regarding a separation agreement between the parties.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Exhibit

99.1 Press Release dated June 28, 2007.
99.2 Press Release dated June 29, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

July 5, 2007	By:	William Keiper

Name: William Keiper
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 28, 2007.
99.2	Press Release dated June 29, 2007.